Exhibit 99.1

May 18, 2006

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Receives Order for Dual-Sided DVD/CD From Marketing Affiliate Dual Media Services.

Tulsa, OK, May 18, 2006, EnXnet, Inc. (OTCBB Symbol: EXNT) (German WKN# AOHMDW) is pleased to announce that marketing affiliate Dual Media Services placed an order for the Dual Sided DVD/CD. This is the second such order this calendar year and the first order since the inception of a new marketing effort just being put into place (see press release of 5/10/2006).

The first order this year was received on March 16, 2006 (see press release of 3/16/2006) prior to any marketing campaign. This second order received is also before any real efforts have been extended for the distribution of the product. The initial phase of this marketing effort is just being implemented.

These initial sales provide a strong indication that sales should accelerate once the sales and marketing effort is fully implemented. Additional marketing and distribution alliances are also being explored at this time to potentially add to the sales of the Dual Sided DVD/CD.

Ryan Corley, CEO of EnXnet, Inc., stated, "It really is great to see the marketplace recognize the effectiveness of this product. We finally are getting underway with the marketing efforts of our products. I look forward to seeing the results of our sales efforts in the coming months."

This dual-sided, hybrid optical disc technology has the unique feature of combining two distinct formats of content distribution on one disc, a DVD (digital versatile disc) on one side and a CD (compact disc) on the other. This hybrid optical disc technology was created to service the entertainment and music industries, but has widespread consumer and business applications.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
11333 E. Pine Street
Suite 75
Tulsa, OK 74116
918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com

or

Integrated Capital Partners, Inc.
908-204-0004 for Investor Relations